SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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___________________________________________

NEXIQ TECHNOLOGIES, INC.

(formerly WPI Group, Inc.)

(Name of Registrant as Specified in Its Charter)

___________________________________________

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[NEXIQ TECHNOLOGIES LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held March 25, 2002

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of NEXIQ Technologies, Inc. will be held at the offices of Sunrise Advisors, LLC at 685 Third Avenue, 16th Floor, New York, New York 10017-4024, on March 25, 2002 at 1:00 p.m., local time, for the following purposes:

     1.   To elect eight directors to the Board of Directors.

     2.   To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 29, 2002.

     3.   To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 17, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

William V. A. Zorn, Secretary

February 25, 2002

YOUR VOTE IS IMPORTANT

On behalf of the Board of Directors we urge you to promptly mark, sign, date and return the accompanying proxy in the enclosed envelope even if you plan to attend the Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Meeting. You may revoke your proxy and vote in person if you decide to attend the Meeting.

NEXIQ TECHNOLOGIES, INC.

PROXY STATEMENT

2002 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NEXIQ Technologies, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on March 25, 2002, and any adjournment thereof.

     Copies of this Proxy Statement and the accompanying proxy are being mailed on or about February 25, 2002 to the holders of record of the common stock of the Company on February 17, 2002 (the "Record Date"). On that date there were 13,040,189 shares of common stock outstanding and entitled to vote. Any proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company prior to the Annual Meeting, by appearing at the Meeting and voting in person or by returning a duly executed proxy bearing a later date. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.

     At the Meeting, each shareholder will be entitled to one vote for each share of stock standing in such shareholder's name on the books of the Company at the close of business on the Record Date.

     The presence at the Meeting in person or by proxy of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.

     Properly executed proxies will be voted in accordance with the directions made in the proxy card by the shareholder. If no directions are given in an otherwise properly executed proxy, the proxy will be voted in accordance with the recommendation of the Board of Directors as described in this Proxy Statement.

     The Company will treat abstentions and broker non-votes as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the effect of a vote against the appointment of independent accountants.

     A plurality of the votes cast is required for the election of directors. The affirmative vote of the majority of the shares present or represented at the Meeting is required to ratify the appointment of independent accountants for fiscal year 2002.

     The mailing address of the principal executive offices of the Company is 6405 Nineteen Mile Road, Sterling Heights, Michigan 48314.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

      The Board of Directors of the Company is currently composed of eight directors, although up to 15 directors are permitted by the Company's By Laws. Eight directors are to be elected at the Meeting to serve one-year terms until the 2003 Annual Meeting of Shareholders and until their respective successors are elected and qualify. The Board of Directors has nominated John R. Allard, Lawrence S. Coben, Paul J. Giovacchini, Irwin N. Gold, Joseph A. Julian, Jr., David A. Preiser, Michael D. Stewart and Bernard H. Tenenbaum, each of whom is currently a director, for election to the Board of Directors.

     The Board of Directors believes that all nominees are willing and are able to serve as directors, but if any nominee should decline to serve or become unavailable for election as a director at the Meeting, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

     The following table sets forth, as of December 31, 2001, certain information as to the nominees:

Name	Age	Director Since	Position with the Company
John R. Allard .............................	36	1998	Chairman and Chief Executive Officer
Lawrence S. Coben.....................	43	2001	Director
Paul G. Giovacchini......................	44	1990	Director
Irwin A. Gold...............................	44	2000	Director
Joseph A. Julian, Jr.......................	34	2000	Director
David A. Preiser...........................	44	2000	Director
Michael D. Stewart.......................	33	2000	Director
Bernard H. Tenenbaum.................	47	1994	Director

     John Allard has been Chairman of the Company since July 2000, a director of the Company since August 1998 and Chief Executive Officer of the Company since December 1999. From February 1999 to December 2000, Mr. Allard served as President and Chief Operating Officer of the Company. Mr. Allard was Senior Vice President, Business Development from August 1998 to February 1999. Mr. Allard is also a director and senior partner of Allard-Nazarian Group, Inc., for which he served as Chief Executive Officer from December 1992 to August 1998.

     Lawrence Coben has been a principal of Sunrise Capital Partners, L.P. ("Sunrise"), a private investment fund, since January 2001. From 1997 to 2000, Mr. Coben provided consulting services, primarily to energy and environmental industries. Prior to 1997, Mr. Coben was Chief Executive Officer of Bolivian Power Company, Ltd. and Managing Director of Liberty Power Corp.

     Paul Giovacchini has been a Senior Investment Manager for Signal Capital Corporation, a Massachusetts-based investment firm, since August 1990. Since 1995, Mr. Giovacchini has also been a partner of Seacoast Capital Partners, L.P., a private equity investment partnership which focuses on investing in small, growing companies.

     Irwin Gold is a Senior Managing Director and member of the Board of Directors of Houlihan Lokey Howard & Zukin, ("Houlihan Lokey"), an international investment banking firm and an affiliate of Sunrise. Mr. Gold is a principal of Sunrise and has been national co-director of Houlihan Lokey's Financial Restructuring Group since 1988. Mr. Gold is also a director of Cole National Corporation.

     Joseph Julian, Jr. is a principal of Sunrise. Mr. Julian has worked for the Financial Restructuring Group of Houlihan Lokey since 1989.

     David Preiser is principal of Sunrise and the Managing Member of Sunrise Advisors, LLC, the General Partner of Sunrise. Mr. Preiser has worked for the Financial Restructuring Group of Houlihan Lokey since 1991. Mr. Preiser is also a director of Jos A. Bank Clothiers and NVR, Inc.

     Michael Stewart is a principal of Sunrise. Mr. Stewart has worked for the Financial Restructuring Group of Houlihan Lokey since 1990.

     Bernard Tenenbaum has been President of the Children's Leisure Products Group of The Jordan Company, a leveraged buyout firm based in New York, since April 1997. From 1993 to 1997, Mr. Tenenbaum was Vice President, Corporate Development, of Russ Berrie & Company, a global impulse-gift company. Mr. Tenenbaum was also the founding Director of the George Rothman Institute for Entrepreneurial Studies at Fairleigh Dickinson University in New Jersey. He also served as the Associate Director of the Sol C. Snider Entrepreneurial Center of the Wharton School at the University of Pennsylvania. In addition to his career in business development and advanced business studies, Mr. Tenenbaum has served as a business consultant for AT&T, IBM, CIGNA Corporation and the Philadelphia Phillies.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote "FOR" the election of the eight nominees. Proxies solicited by the Board of Directors will be voted "FOR" the eight nominees unless otherwise indicated.

Board of Directors and Committees of the Board

     The Board of Directors held four meetings during the last fiscal year. With the exception of Mr. Gold and Mr. Coben, each of the directors attended 75% or more of the aggregate total number of Board meetings and total number of meetings of Committees on which the director served. There are two committees of the Board, the Audit Committee and the Stock Option/Compensation Committee.

     The Audit Committee, consisting during the 2001 fiscal year of Paul G. Giovacchini, Joseph A. Julian, Jr. and Michael D. Stewart, held 3 meetings during the fiscal year. The Audit Committee reviews the scope of and the results of the audit by the independent public accountants, makes recommendations to the Board as to the selection of independent public accountants for each fiscal year, and reviews the adequacy of the Company's internal accounting and financial controls.

     The Stock Option/Compensation Committee, consisting during the 2001 fiscal year of Joseph A. Julian, Jr., David A. Preiser and Bernard H. Tenenbaum, held 3 meetings during the fiscal year. The Stock Option/Compensation Committee is responsible for reviewing and making recommendations to the Board on matters concerning the administration of the employee incentive plans and the compensation of executive officers of the Company.

     The Company does not have a nominating committee.

Compensation of Directors

     Directors who are not employees of the Company receive an annual fee of $14,000 and $250 for each committee meeting attended; committee chairmen receive an additional $500 annual fee for each committee they chair. Directors may elect to take all or a portion of their annual retainer in shares of Company common stock. Directors who are employees of the Company do not receive any directors' fees.

Executive Officers

     Officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company.

Name	Age	Position and Offices

John R. Allard	36	Chairman of the Board and Chief Executive Officer

Jack E. Schang	65	President and Chief Operating Officer

Kevin F. Kelly	48	Treasurer

     Jack E. Schang has been President and Chief Operating Officer of the Company since December 2000. From 1998 to 2000 Mr. Schang was Chief Operating Officer of Orbcomm Enterprises, a provider of wireless products for the transportation industry. From 1996 to 1998, Mr. Schang was Vice President and General Manager of Qualcomm's OmniTRACS division, a provider of satellite tracking and communications for mobile workforces. Prior to his tenure at Qualcomm, Mr. Schang held senior executive positions at Rockwell International, Ryder-P*I*E and Allied Van Lines.

     Kevin Kelly has been Treasurer of the Company since December 2001. From 2000 to 2001, Mr. Kelly was General Manager and Chief Financial Officer of RapportNet, LLC, a provider of secure, web-based communication and collaboration services for high net worth families, individuals, and their trusted advisors. Prior to that, Mr. Kelly held key financial staff and senior management positions over the course of 22 years at Ford Motor Company.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the common stock, which is the Company's only outstanding class of stock, as of December 31, 2001 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) each of the Company's directors; and (iii) all directors and officers of the Company as a group.

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
5% Owners

Gerald R. Allard (2).......................................... 520 South Collier Boulevard Chalet Number 301 Marco Island, FL 38937	880,287	7%
Michael Foster (3)........................................... 35 Harbour Green Key Largo, FL 33037	925,937	7%
James C. Griffin, Jr. (4)..................................... 2475 Coral Court Coralville, IA 52241	658,897	5%
Motorola, Inc. (5).............................................. 1303 East Algonquin Road Schaumburg, IL 60196	756,240	6%
Sunrise Capital Partners, L.P. (6).................... 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
Directors and Executive Officers

John R. Allard (7).............................................. 1155 Elm Street Manchester, NH 03101	750,804	6%
Lawrence S. Coben (8)...................................... 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%
Paul G. Giovacchini (9).................................... 55 Ferncroft Road Danvers, MA 01923	20,500	*
Irwin N. Gold (10)................................................ 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%
Joseph A. Julian, Jr. (11).................................... 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%
Kevin F. Kelly (11).................................... 6405 Nineteen Mile Road Sterling Heights, MI 48314	—	0%
John W. Powers (12)........................................... 6405 Nineteen Mile Road Sterling Heights, MI 48314	79,800	1%
David A. Preiser (13)........................................... 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%
Jack E. Schang (14)...................................................... 6405 Nineteen Mile Road Sterling Heights, MI 48314	50,000	*
Michael D. Stewart (15)........................................ 685 Third Avenue, 15th Floor New York, NY 10017	25,719,254	80%
Bernard H. Tenenbaum (16)................................. 767 5th Avenue, 48th Floor New York, NY 10053	23,595	*
All executive officers and directors as a group (11 persons)(17)..........................................	25,893,149	81%

__________

 * Less than one percent

(1)	Calculated on the basis of the amount of outstanding common stock, excluding stock held by or for the account of the Company or its subsidiaries and including stock deemed outstanding pursuant to that person's right to acquire beneficial ownership of such stock within 60 days.

(2)	According to a Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on October 19, 2001, Gerald R. Allard has shared voting power (with Sunrise, see footnote (6)) and sole dispositive power with respect to the 880,287 shares of common stock (which figure includes 46,499 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 237,151 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him).
(3)	Mr. Foster has shared voting power (with Sunrise, see footnote (6)) and sole dispositive power with respect to the 925,937 shares (which figure includes 317,280 shares of the Company's common stock which Mr. Foster has the right to acquire within 60 days pursuant to the exercise of stock options). Mr. Foster retired as Chairman and Chief Executive Officer of the Company on December 21, 1999.
(4)	According to a Schedule 13D filed with the Commission on May 18, 2001, James C. Griffin, Jr. has sole voting and dispositive power with respect to 663,897 shares of common stock (which figure includes 5,000 shares of common stock which Mr. Griffin has the right to acquire within 60 days pursuant to the exercise of stock options).
(5)	According to a Schedule 13G filed with the Commission on May 17, 2001, Motorola, Inc. has sole voting and dispositive power with respect to the 756,240 shares of common stock.
(6)	According to a Schedule 13D filed with the Commission on January 23, 2002, Sunrise Capital Partners, L.P. has sole voting and dispositive power with respect to 23,986,770 shares of common stock (which figure includes 3,192,573 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 16,282,117 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by Sunrise). Sunrise also has shared voting power (but not shared dispositive power) with respect to 1,732,484 shares of common stock not held of record by Sunrise but which are the subject of a stockholders agreement between Sunrise and the owners of such shares.
(7)	Mr. Allard has shared voting power (with Sunrise, see footnote (7)) and sole dispositive power with respect to the 750,804 shares (which figure includes 481,666 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of stock options, 29,285 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 149,357 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him).
(8)	Includes 25,719,254 shares of the Company's common stock beneficially owned by Sunrise (see footnote (6)). Mr. Coben disclaims any beneficial ownership in these shares.
(9)	Includes 20,500 shares of the Company's common stock which Mr. Giovacchini has the right to acquire within 60 days pursuant to exercise of stock options.
(10)	Includes 25,719,254 shares of the Company's common stock beneficially owned by Sunrise (see footnote (6)). Mr. Gold disclaims any beneficial ownership in these shares.
(11)	Includes 25,719,254 shares of the Company's common stock beneficially owned by Sunrise (see footnote (6)). Mr. Julian disclaims any beneficial ownership in these shares.
(12)	Includes 79,800 shares of the Company's common stock which Mr. Powers has the right to acquire within 60 days pursuant to exercise of stock options. Mr. Powers resigned as Vice President and Chief Financial Officer on November 8, 2001.
(13)	Includes 25,719,254 shares of the Company's common stock beneficially owned by Sunrise (see footnote (6)). Mr. Preiser disclaims any beneficial ownership in these shares.
(14)	Includes 50,000 shares of the Company's common stock which Mr. Schang has the right to acquire within 60 days pursuant to the exercise of stock options.
(15)	Includes 25,719,254 shares of the Company's common stock beneficially owned by Sunrise (see footnote (6)). Mr. Stewart disclaims any beneficial ownership in these shares.
(16)	Includes 20,500 shares of the Company's common stock which Mr. Tenenbaum has the right to acquire within 60 days pursuant to the exercise of stock options.
(17)	Includes 842,537 shares of the Company's common stock which certain officers and directors (excluding Messrs. Coben, Gold, Julian, Preiser and Stewart) have a right to acquire within 60 days pursuant to the exercise or conversion of stock options, common stock purchase warrants and convertible promissory notes (consisting of 655,561 shares of common stock pursuant to the exercise of stock options, 29,285 shares of common stock pursuant to the exercise of common stock purchase warrants and 149,357 shares of common stock pursuant to the conversion of convertible promissory notes). Also includes 25,719,254 shares of the Company's common stock which are beneficially owned by Sunrise (see footnote (6)). Messrs. Coben, Gold, Julian, Preiser and Stewart each disclaim beneficial ownership of the shares owned by Sunrise.

CHANGE OF CONTROL TRANSACTION

      On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement (the "Convertible Note Agreement") with Sunrise. Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include certain members of the Company's management and some members of the Allard-Nazarian Group, Inc.) purchased $24.1 million in convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise and the other participants purchased the securities from the Company in three series. The first series of securities was purchased on August 9, 2000, the second on November 16, 2000 and the third on January 29, 2001. On September 21, 2001, the parties entered into an Amendment No. 1 to Convertible Note Agreement (the "First Amendment") pursuant to which Sunrise and the other participants agreed to invest up to $8.0 million in exchange for additional convertible promissory notes, common stock of the Company, and warrants to purchase common stock. On September 21, 2001, Sunrise and the other participants purchased a fourth series of securities under the First Amendment. Between November 6, 2001 and December 27, 2001, Sunrise and the other participants purchased a fifth series of securities in four installments under the First Amendment. On January 25, 2002, the parties entered into an Amendment No. 2 to Convertible Note Agreement (the "Second Amendment") pursuant to which Sunrise and the other participants agreed to invest up to $6.0 million in exchange for additional convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise purchased a portion of a sixth series of securities under the Second Amendment on January 25, 2002. Sunrise now owns or has the right to acquire common shares representing approximately 81% of the Company's total common shares outstanding.

      Prior to entering into the transaction with Sunrise, Stephen Carlotti resigned from the Board of Directors of the Company. Four additional Board members (Michael Foster, Irving Gutin, James Risher and Steven Shulman) resigned from the Board of Directors in connection with the transaction, and were replaced by four nominees designated by Sunrise (David A. Preiser, Joseph A. Julian, Jr., Michael D. Stewart and Irwin N. Gold) who were elected by the remaining Board members.

      Sunrise Capital Partners, L.P. is a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies. The funds invested by Sunrise were drawn from funds held for investment. Participating with Sunrise in the purchase of the securities were The John R. Allard Revocable Trust of 1993, Lisa A. DiBrigida, Kim Allard Socha, The Michael E. Allard Revocable Trust of 1994, Gerald R. Allard, The David and Angella Nazarian Family Trust, The Samy Nazarian Trust, Younes Nazarian, and Richard A. Beyer. Collectively, these participating interests represent approximately 14% of the outstanding voting shares of the Company on a fully-diluted basis (assuming conversion by the participants of all the promissory notes purchased by them and exercise by the participants of all the common stock purchase warrants) following the series of sales.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires that directors, certain officers, and beneficial owners of more than 10% of the Company's common stock file reports of initial beneficial ownership and changes in beneficial ownership of the Company's common stock with the Securities and Exchange Commission. Based solely upon its review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations by such reporting persons, the Company believes that during fiscal year 2001 such persons made all required filings except that Mr. Schang filed a late Form 5 (Annual Statement of Changes in Beneficial Ownership) reporting that he had no Form 3 (Initial Statement of Beneficial Ownership) holdings which report was also late.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended September 30, 2001, September 24, 2000 and September 26, 1999 of those persons who were during the fiscal year ended September 30, 2001 (i) the Chief Executive Officer and (ii) the other executive officrs of the Company(with the Chief Executive Officer, collectively, the "Named Officers").

Summary Compensation Table

		Annual Compensation
				Other Compensation (1)	Long- Term Compensation Securities Underlying Options
						All Other Compensation($)
Name and Principal Position	Year	Salary ($)	Bonus ($)
John R. Allard (2).....................	2001	317,230	150,000	—	745,000	5,512 (3)
Chairman and CEO, and formerly	2000	300,040	—	—	200,000	4,529 (4)
President and COO	1999	272,921	—	—	25,000	4,234 (5)

Jack E. Schang (6)....................	2001	221,436	100,000	33,000 (7)	150,000	5,479 (8)
President and COO	2000	—	—	—	—	—
	1999	—	—	—	—	—

John W. Powers (9)...................	2001	212,853	25,000	—	50,000	5,038 (10)
Formerly, Vice President and CFO	2000	178,263	50,000	—	50,000	3,533 (11)
	1999	168,222	—	—	7,200	4,192 (12)

__________

(1)	Excludes perquisites and other personal benefits, the aggregate annual amount of which was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.
(2)	Mr. Allard became Chief Executive Officer in December 1999 and Chairman in July 2000 and was President and Chief Operating Officer from February 1999 until December 2000.
(3)	Includes $4,328 contribution to the Company's 401(k) plan and $1,184 group term life insurance.
(4)	Includes $4,266 contribution to the Company's 401(k) plan and $263 for group term life coverage.
(5)	Includes $4,000 contribution to the Company's 401(k) plan and $234 group term life insurance.
(6)	Mr. Schang became President and Chief Operating Officer in December 2000.
(7)	Includes $24,000 housing allowance and $9,000 automobile allowance.
(8)	Includes $5,048 contribution to the Company's 401(k) plan and $431 group term life coverage.
(9)	Mr. Powers resigned as Vice President and Chief Financial Officer as of November 8, 2001.
(10)	Includes $4,185 contribution to the Company's 401(k) plan and $853 group term life insurance.
(11)	Includes $3,376 contribution to the Company's 401(k)plan and $157 for group term life insurance.
(12)	Includes $2,650 contribution to the Company's 401(k)plan and $398 for group term life insurance.

Option Grants in Last Fiscal Year (Individual Grants)

     The following table contains information concerning the grant of stock options under the Company's 1997 Equity Incentive Plan to the Named Officers during the Company's last fiscal year.

	Number of Securites Underlying Options Granted
		% of Total Options Granted to Employees In Fiscal 2001
Name			Exercise Price($)	Expiration Date	Grant Date Present Value (1)
John R. Allard	745,000(2)	50%	$1.01 to $1.39	11/2/10 to 9/28/11	$617,533

Jack E. Schang	150,000(3)	10%	$1.39	11/30/10	$149,775

John W. Powers	50,000 (4)	3%	$1.39	11/2/10	$49,925

__________

(1)	The weighted average fair value of options granted to the named officers was $0.86 The values were estimated on the date of grant using the Black-Sholes option pricing model with the following weighted average assumptions used: Risk free interest rates ranging from 3.8% to 4.9%, expected dividend yield of 0%, expected option lives of 5 years and expected volatilities ranging from 55.6% to 95.0%
(2)	Options granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options granted to Mr. Allard vest as follows: 73,500 on 12/22/00; 171,500 on 9/13/01; 250,000 on 7/31/02; and 250,000 on the date the Company replaces its senior debt facility with Fleet National Bank with a subsequent debt facility (the "Replacement Debt Facility") with terms which are more favorable to the Company than the terms, based on a weighted average, of the debt facilities between the Company and Sunrise Capital Partners, L.P. (the "Sunrise Debt Facility") in effect on September 1, 2001. The determination of whether the terms of the Replacement Debt Facility are more favorable to the Company than the terms contained in the Sunrise Debt Facility shall be made by the Compensation Committee of the Board.

(3)	Options granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options granted to Mr. Schang vest in 1/3 increments on 12/22/01, 12/22/02 and 12/22/03.
(4)	Options granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options granted to Mr. Powers vested as follows: 15,000 on 12/22/00 and 11,666 on 12/22/01.

Option Exercises And Fiscal Year End Values

     The following table contains information with respect to aggregate stock options exercised by the Named Officers during fiscal 2001, as well as unexercised options to purchase the Company's common stock granted through September 30, 2001 under the Company's 1995 Stock Option Plan or 1997 Equity Incentive Plan to the Named Officers and held by them at that date.

Aggregated Options/SAR Exercises In Last Fiscal Year And Fiscal Year End Option Value

			Number of Securities Underlying Unexercised Options at September 30, 2001 Common Stock
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at September 30, 2001 ($)(1) Common Stock
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John R. Allard	—	—	481,666	508,334	—	—

Jack E. Schang	—	—	—	150,000	—	—

John W. Powers	—	—	79,800	37,400	—	—

__________

(1)	Based on the difference between the exercise price of each grant and the closing price of the Company's Common Stock as quoted on the OTC Bulletin Board on September 28, 2001, which was $1.01.

      The foregoing options were granted under either the 1995 Stock Option Plan (the "1995 Plan") or the 1997 Equity Incentive Plan (the "1997 Plan"). These plans are administered by the Stock Option/Compensation Committee. The Committee determines the key employees to whom, and the time or times at which, options will be granted, the number of shares subject to each option and the terms upon which each option may be granted. An aggregate of 550,000 shares of common stock are reserved for issuance under the 1995 Plan and an aggregate of 3,500,000 shares of common stock are reserved for issuance under the 1997 Plan. Since the adoption of the 1995 Plan on June 6, 1995, options for a total of 550,000 shares of common stock (or all of the shares reserved for issuance) have been granted to selected officers and key employees of the Company. Since the adoption of the 1997 Plan on June 10, 1997, options for a total of 2,041,000 shares of common stock have been granted to selected officers and key employees of the Company.

Change In Control Arrangments, Employment Contracts and Termination of Employment Agreements

      The Board of Directors has adopted a Change in Control Plan covering John R. Allard, Jack E. Schang, and James C. Griffin, Jr. (the "Covered Individuals"). The provisions of the Change in Control Plan only become effective upon the occurrence of an event constituting a change in control of the Company. Under the Change in Control Plan, a "Change in Control" shall be deemed to have occurred if any of the following events occur: (i) any "person" (as such term is defined in Section 13 and 14 under the Exchange Act) except for Sunrise Capital Partners, L.P. is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's common stock; (ii) any change occurs in the composition of the company's Board of Directors resulting in a majority of the present directors not constituting a majority two years from such change, provided that directors who were elected by or on the recommendation of such present majority shall be excluded; or (iii) any other event that would be required to be reported under Item 1 of Form 8-K pursuant to Section 13 or Section 15(d) of the Exchange Act. A change in control shall not be deemed to have occurred if such change in control results from a distressed sale of the Company due to the Company's material default with respect to any applicable debt covenants with its lender.

      The Change in Control Plan provides that if, within one year after a change in control of the Company, a Covered Individual is discharged without Cause (as defined below) or has resigned for reasons relating to a diminution of responsibilities, compensation or benefits or relocation of place of employment, the Company shall pay to such individual a lump sum severance benefit. For purposes of the Change in Control Plan, "Cause" shall mean conviction of certain crimes, willful misconduct or conduct that caused the Company to suffer a substantial loss or damage. Currently, each Covered Individual would receive either twelve (Messrs. Schang and Griffin) or eighteen (Mr. Allard) months of his then current aggregate compensation. "Current aggregate compensation" means the highest current base salary for a Covered Individual, together with the full amount of the higher of (1) the cash bonus paid to a Covered Individual during the prior fiscal year or (2) if the Covered Individual's employment terminates during the last six months of the fiscal year, the projected cash bonus that would have been payable to a Covered Individual for the current fiscal year. At the discretion of the Board of Directors, the vesting of options may be accelerated in the event of a Change in Control. A Covered Individual may resign at any time and for any reason within one year of a Change in Control and receive the base salary component only of the lump sum benefit.

      Mr. Allard has an Employment Agreement with the Company. Mr. Allard's Employment Agreement provides for a minimum base salary of $375,000 and incentive bonuses based on cash flow, raising additional capital, and certain other objectives as may be determined by the Compensation Committee of the Board of Directors. The Employment Agreement is for the period from July 31, 2001 through September 29, 2002 and is renewable. The Employment Agreement contains provisions that prohibit the Company from materially altering Mr. Allard's position, duties, benefit plans, or incentive plans. Under the Employment Agreement, Mr. Allard is entitled to severance payments equal to one and one-half of his annual base salary if the Company terminates his employment without cause. The Employment Agreement restricts Mr. Allard from competing with the Company during and for a period of two years beyond his employment with the Company and further restricts him from disclosing certain confidential information.

      Mr. Schang has an Employment Agreement with the Company. Mr. Schang's Employment Agreement provides for a base salary of $250,000, and bonuses as may be determined by the Compensation Committee of the Board of Directors. The Employment Agreement is for a one-year period beginning December 4, 2000 and is automatically renewed unless terminated. Under the Employment Agreement, Mr. Schang is entitled to severance payments equal to his annual base salary if the Company terminates his employment without cause. The Employment Agreement restricts Mr. Schang from competing with the Company during and for a period of two years beyond his employment with the Company and further restricts him from disclosing certain confidential information.

Stock Option/Compensation Committee Report on Executive Compensation

      During the fiscal year, the Stock Option/Compensation Committee in consultation with the Company's other outside directors established the compensation of the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and the Vice President and Chief Financial Officer of the Company. In determining the individual elements of compensation, the Stock Option/Compensation Committee strives to enable the Company to attract and retain key executives critical to the long-term success of the Company, provide compensation opportunities comparable to those offered by similar companies, reward long-term strategic management and the enhancement of shareholder value, and create a performance-oriented environment.

      In order to meet the foregoing objectives, the Stock Option/Compensation Committee in consultation with the Company's other outside directors has attempted to design and choose components of compensation. Compensation packages consist of cash, certain benefits and equity-based compensation. The Company's compensation provides for competitive base salaries which reflect individual performance and level of responsibility. Annual bonuses, when given, are linked to the financial performance of the Company and its subsidiaries as a whole, job performance and the meeting of specific goals. Compensatory plans also reward the enhancement of long-term value to the Company's shareholders.

      The compensation of the chief executive officer and other executive officers for fiscal year 2001 was based on the policies described above. Bonus awards are determined on the basis of the achievement of certain Company performance targets and the achievement of individual performance targets. Targeted performance criteria vary for each executive and are based on his or her area of responsibility. The Committee does not use a specific formula based on these targeted performance criteria and evaluates each executive officer's contributions in light of those and other criteria.

      Annually, the Stock Option/Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and his recommendations with respect to the appropriate compensation awards. The Stock Option/Compensation Committee also reviews with the Company's Chief Executive Officer the financial and other objectives for each of the executive officers for the following year.

      In determining the Chief Executive Officer's compensation (as well as that of certain other executive officers) for fiscal year 2001, the Committee considered changes in the Company's cash flow, changes in the Company's ability to raise capital, and progress toward restructuring plans for the Company.

      Stock Option/Compensation Committee:

        Joseph A. Julian, Jr.
        David A. Preiser
        Bernard H. Tenenbaum

Compensation Committee Interlocks and Insider Participation

      The current members of the Company's Stock Option/Compensation Committee are Messrs. Julian, Preiser and Tenenbaum. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Stock Option/Compensation Committee of the Company.

Report of the Audit Committee

      The Audit Committee reviews the scope of and the results of the audit by the independent public accountants, makes recommendations to the Board as to the selection of independent public accountants for each fiscal year, and reviews the adequacy of the Company's internal accounting and financial controls.

      The current members of the Audit Committee are Messrs. Giovacchini, Julian and Stewart. Mr. Giovacchini is independent as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange ("NYSE") listing standards. Messrs. Julian and Stewart, who would not meet the NYSE standard of independence for audit committee independence, have served as directors since July 2000 and members of the Audit Committee since August 2000. Under the NYSE independence standards, a director is not considered independent for audit committee purposes if he is employed by the Company or any of its affiliates during the current year or any of the past three years. The NYSE independence standards, which do not apply to the Company, provide that a stockholder holding 10% or more of the Company's outstanding shares may be deemed an affiliate of the Company.

      Messrs. Julian and Stewart are principals of Sunrise, a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies. As of December 31, 2001, Sunrise beneficially owned approximately 80% of the Company's outstanding shares making it an affiliate of the Company. The Company's Board of Directors determined that the membership on the audit committee of Messrs. Julian and Stewart is in the best interests of the Company and its stockholders.

      Presently, the Audit Committee does not operate under a written charter approved by the Board of Directors.

      In fulfilling its oversight responsibilities regarding the Company's financial statements for the year ended September 30, 2001, the Audit Committee reviewed and discussed with management the audited financial statements included in the Company's Annual Report. This review included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors their judgments as to the quality, and not just the acceptability, of the Company's accounting principles and other matters required for discussion under Statement of Accounting Standards No. 61.

      The Audit Committee received and reviewed the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with such auditors their independence. Further, the Audit Committee recommended to the Company's Board of Directors, and the Board approved, the inclusion of the Company's audited financial statements for the year ended September 30, 2001 in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

      Audit Committee:

        Paul G. Giovacchini
        Joseph A. Julian, Jr.
        Michael D. Stewart

Performance Graph

      The following graph compares the five-year cumulative total returns of (i) NEXIQ Technologies, Inc.,(ii) the Nasdaq National Market (U.S. Companies)(the "Nasdaq Composite Index"), and (iii)  the Nasdaq Stocks (SIC 3800-3899) (the "Nasdaq Industrial Index"). The graph assumes $100 was invested in the stock or the Indices on September 27, 1996, and also assumes the reinvestment of dividends.

EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF STOCKHOLDER TOTAL RETURN AMONG NEXIQ TECHNOLOGIES, INC., NASDAQ COMPOSITE, AND NASDAQ INDUSTRIAL

	09/27/96	09/26/97	09/25/98	09/24/99	09/22/00	09/28/01
NEXIQ Technologies, Inc.	100	168.110	94.828	46.552	23.710	13.931
NASDAQ Composite Index	100	136.762	141.750	222.789	309.236	121.849
NASDAQ Industrial Index	100	122.704	95.824	142.765	189.563	98.462

Certain Relationships and Related Transactions

     On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement with Sunrise Capital Partners, L.P., a private investment fund. David A. Preiser, Joseph A. Julian, Jr., Michael D. Stewart, Irwin N. Gold, and Lawrence S. Coben, directors of the Company, are affiliated with Sunrise. Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include certain members of the Company's management and some members of the Allard-Nazarian Group, Inc.) purchased $24.1 million in exchange for convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise and the other participants purchased the securities from the Company in several series. The first series of securities was purchased on August 9, 2000, the second on November 16, 2000, and the third on January 29, 2001. On September 21, 2001, the parties entered into Amendment No. 1 to Convertible Note Agreement (the "First Amendment") pursuant to which Sunrise and the other participants agreed to invest up to $8.0 million in exchange for additional convertible promissory notes, common stock of the Company, and warrants to purchase common stock. On September 21, 2001, Sunrise and the other participants purchased a fourth series of securities under the First Amendment. Between November 6, 2001 and December 27, 2001, Sunrise and the other participants purchased a fifth series of securities in four installments under the First Amendment. On January 25, 2002, the parties entered into an Amendment No. 2 to Convertible Note Agreement (the "Second Amendment") pursuant to which Sunrise and the other participants agreed to invest up to $6.0 million in exchange for additional convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise purchased a portion of a sixth series of securities under the Second Amendment on January 25, 2002. See Note 5 to the Company's consolidated financial statements for a more complete description of the Sunrise transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON THE PROXY CARD)

      The Board of Directors has appointed PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending September 29, 2002, subject to shareholder ratification.

Previous Independent Accountants

      On May 24, 2001, NEXIQ Technologies, Inc. (the "Company") notified Arthur Andersen, LLP that it was changing its independent accountants to PricewaterhouseCoopers LLP for the fiscal year ending September 30, 2001. The Audit Committee of the Board of Directors and the Board of Directors of the Company approved the decision to change its independent accountants.

      The reports of Arthur Andersen LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Arthur Andersen LLP on the Company's financial statements for the year ended September 24, 2000 included an explanatory paragraph relating to an uncertainty about the Company's ability to continue as a going concern.

      The Company and Arthur Andersen LLP have not, in connection with the audit of the Company's financial statements for each of the prior two years ended September 30, 2001 and September 24, 2000, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope. During this period, there were also no disagreements which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter of such disagreement in their reports on the financial statements for such years.

Current Independent Accountants

    On May 22, 2001, the Company appointed PricewaterhouseCoopers LLP as its independent accountants for the fiscal year 2001. The shareholders ratified this appointment at the annual shareholders' meeting on July 18, 2001.

     The reports of PricewaterhouseCoopers LLP on the Company's financial statements for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      A representative of PricewaterhouseCoopers LLP is not expected to be present at the Meeting.

Audit Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company's Annual Report on Form 10-K for the year ended September 30, 2001 and the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarter ended June 24, 2001, totaled $116,292.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP did not render any information technology services to the Company for the fiscal year ended September 30, 2001.

All Other Fees

      The aggregate fees for all other non-audit services, including fees for tax related services, rendered by PricewaterhouseCoopers LLP for the Company's fiscal year ended September 30, 2001, totaled $14,458.

      The Audit Committee has determined that the non-audit services rendered by PricewaterhouseCoopers LLP for the Company's most recent fiscal year were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

      Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants requires the affirmative vote of a majority of the shares of common stock voting on the matter.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote "FOR" ratification of this appointment. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

      Any shareholder proposals to be considered by the Company for inclusion in the Company's proxy materials for the 2003 Annual Meeting must be received by the Company at its principal executive offices by October 28, 2002. With respect to any shareholder proposal that a shareholder does not seek to have included in the Company's proxy materials, the proxyholders named in management's proxy for that annual meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not receive proper notice of the matter proposed before January 11, 2003. If proper notice is timely received, the proxyholders named in management's proxy may nevertheless exercise discretionary authority to the extent permitted by appropriate regulations of the Securities and Exchange Commission. In any event, the Company may have no obligation to include such proposals submitted after January 11, 2003 on the agenda of the 2003 Annual Meeting.

OTHER MATTERS

      Management knows of no matters to be presented at the Meeting other than those set forth in the accompanying proxy. However, if other matters are properly presented for action, it is the intention of the persons named in the proxy to vote upon such matters in accordance with their best judgment.

AVAILABILITY OF FORM 10-K

      The Company's Annual Report on Form 10-K for the year ended September 30, 2001 is incorporated by reference and is being mailed to shareholders with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
William V. A. Zorn, Secretary

Sterling Heights, Michigan
February 25, 2002

PROXY

NEXIQ TECHNOLOGIES, INC.
6405 Nineteen Mile Road
Sterling Heights, Michigan 48314

PROXY SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MARCH 25, 2002

The undersigned hereby appoints as Proxies, each of John R. Allard and Kevin F. Kelly, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, and, in their discretion, on any other matters properly brought before the annual meeting and on matters incident to the conduct of the meeting, all shares of capital stock of NEXIQ TECHNOLOGIES, INC. held of record by the undersigned on February 17, 2002, at the Annual Meeting of Shareholders to be held on March 25, 2002, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

	FOR ALL	WITHHELD ALL	FOR ALL EXCEPT:

1. Election of 8 directors
    Nominees:(01) John Allard, (02) Lawrence Coben, (03) Paul Giovacchini,
     (04) Irwin Gold, (05) Joseph Julian, Jr., (06) David Preiser, (07) Michael
Stewart, (08) Bernard Tenenbaum	/ /	/ /	/ /

(Except nominee(s) written above)

	FOR	AGAINST	ABSTAIN

2. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	/ /	/ /	/ /

MARK HERE FOR ADDRESS CHANGE
AND NOTE AT LEFT☐

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